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EXHIBIT 99(e)

                                HECHINGER COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
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                                                                     SEPT. 27, 1997  FEB. 1, 1997     FEB. 3, 1996    JAN. 28, 1995
                                                                      (34 WEEKS)      (52 WEEKS)         (53 WEEKS)     (52 WEEKS)
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
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net loss                                                            $   (206,011)  $     (25,076) $         (77,636)  $      (9,911)
Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Store closing and restructuring charges                               66,391         (28,507)            (5,600)         55,871
    Impairment of long-lived assets charges                               29,284             -               30,300             -
    Depreciation and amortization                                         41,038          56,898             58,535          53,268
    Deferred income taxes                                                    -             5,444             10,249         (24,085)
    Deferred rent                                                           (515)            823               (559)         (1,122)

CHANGES IN OPERATING ASSETS AND LIABILITIES
Merchandise inventories                                                   24,517            (943)            38,170         (53,817)
Other current assets                                                       9,489          (5,314)             2,363         (17,006)
Accounts payable and accrued expenses                                     51,093         (71,526)             7,875         (10,678)
Income taxes payable                                                       4,717           9,132            (16,570)         10,957
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NET CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES                        20,003         (59,069)            47,127           3,477
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CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchase of net assets from BSQ, net                                    (232,224)            -                  -               -
Property, furniture, equipment and other assets:
    Additions                                                            (17,532)        (41,002)          (107,185)       (175,577)
    Proceeds from disposals                                                8,926          21,107              8,577           4,549
Marketable securities:
    Purchases                                                                -               -             (192,101)       (206,870)
    Proceeds from sales                                                      -               -              261,012         288,948
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NET CASH FLOWS USED IN INVESTING ACTIVITIES                             (240,830)        (19,895)           (29,697)        (88,950)
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CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                  562,876         467,441                -             -
Payments on revolving credit facility                                   (403,720)       (382,627)               -             -
Increase in amounts due to parent                                         23,800             -                  -             -
Debt financing costs                                                      (2,026)            -                  -             -
Contributed capital                                                       89,102             -                  -             -
Net proceeds from sale and leaseback transaction                             -               -                  -            99,295
Dividends paid to stockholders                                               -               -               (5,664)         (5,635)
Other                                                                      1,283          (4,908)            (2,233)         (1,610)
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NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES                       271,315          79,906             (7,897)         92,050
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INCREASE IN CASH AND CASH EQUIVALENTS                                     50,488             942              9,533           6,577
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                            36,727          35,785             26,252          19,675
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CASH AND CASH EQUIVALENTS AT END OF PERIOD                          $     87,215   $      36,727  $          35,785   $      26,252
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SUPPLEMENTAL INFORMATION

    Cash payments for income taxes                                  $        -     $       1,629  $           3,428   $       8,814
    Cash payments for interest, net of amount capitalized           $     23,679   $      37,566  $          30,949   $      29,005
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See notes to consolidated financial statements.